UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2010
Builders FirstSource, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-51357	52-2084569

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 880-3500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(e) On February 23, 2010, Builders FirstSource, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with M. Chad Crow, the Company’s Senior Vice President and Chief Financial Officer. The Agreement has a one-year term, with automatic one-year renewals commencing on the first anniversary of the effective date of the Agreement, unless either party provides at least 90 days notice of non-renewal. For 2010, the minimum base salary of Mr. Crow is $350,000. The Agreement provides for the payment of an annual cash incentive bonus with a minimum target of 100% of his salary. The Agreement also provides that Mr. Crow is entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Company generally.
During Mr. Crow’s employment with the Company and for one year thereafter, he may not disclose confidential information and may not directly or indirectly compete with the Company. In addition, Mr. Crow may not solicit or hire any employees of the Company or any of its subsidiaries during his employment with us and for two years thereafter.
If Mr. Crow’s employment is terminated without “cause” (as defined in the Agreement) or in certain events of constructive termination or non-renewal of the Agreement, Mr. Crow will be entitled to continuation of his base salary and health benefits for one year after the date of termination plus payment of an amount equal to his “average bonus compensation” (defined in the Agreement as an amount equal to the average of the annual bonus amounts earned by Mr. Crow under the Company’s annual incentive plan during the two most recent fiscal years ended prior to the his date of termination).
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits.
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.
By:	/s/ Donald F. McAleenan
	Name:	Donald F. McAleenan
	Title:	Senior Vice President, General Counsel and Secretary
Dated: February 25, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated February 23, 2010 between M. Chad Crow and Builders FirstSource, Inc.